Exhibit 10.25
HOSPITAL SERVICES AGREEMENT
This Hospital Services Agreement (“Agreement”) is entered by and between Molina Healthcare of California, a California corporation (“Health Plan”), and HealthSmart Pacific, Inc., dba Pacific Hospital of Long Beach (“Provider”).
RECITALS
A.	Health Plan arranges for the provision of certain health care services to Members pursuant to contracts with various government sponsored health programs. Health Plan intends to participate in additional government sponsored health programs and offer other health products as the opportunities become available.

B.	Health Plan arranges for the provision of certain health care services to Members by entering into provider service agreements with individual physicians, groups of physicians, individual practice associations, hospitals, clinics, ancillary health providers, and other health providers.

C.	Provider is licensed to render hospital inpatient and outpatient services and desires to provide such services to Health Plan’s Members in connection with Health Plan’s contractual obligations to provide and/or arrange for Health Care Services for Health Plan’s Members.
Now, therefore, in consideration of the promises, covenants and warranties stated herein, Health Plan and Provider agree as follows:
ARTICLE ONE — DEFINITIONS
1.1	Provider means the health care professional(s), or entity(ies) identified in Attachment A to this Agreement.

1.2	Capitalized words or phrases in this Agreement shall have the meaning set forth in Attachment B.
Pending DMHC approval

ARTICLE TWO — PROVIDER OBLIGATIONS
2.1	Serving as a Panel Provider. Provider shall provide hospital inpatient and/or outpatient services to Members, as are specifically set forth in Attachment C. Provider agrees that its practice information may be used in Health Plan’s provider directories, promotional materials, advertising and other informational material made available to the public and Members. Facility Information includes, but is not limited to, name, address, telephone number, hours of operation, and services. Provider shall promptly notify Health Plan of any changes in this practice information.

2.2	Standards for Provision of Care
a.	Provision of Covered Services. Provider shall provide Covered Services to Members, within the scope of Provider’s license, in accordance with this Agreement, Health Plan’s policies and procedures, the terms and conditions of the Health Plan product which covers the Member, and the requirements of any applicable government sponsored program.

b.	Standard of Care. Provider shall provide Covered Services to Members at a level of care and competence that equals or exceeds the generally accepted and professionally recognized standard of practice at the time of treatment, all applicable rules and/or standards of professional conduct, and any controlling governmental licensing requirements.

c.	Facilities, Equipment, and Personnel. Provider’s facilities, equipment, personnel and administrative services shall be at a level and quality as necessary to perform Provider’s duties and responsibilities under this Agreement and to meet all applicable legal requirements, including the accessibility requirements of the Americans with Disabilities Act.

d.	Prior Authorization. Provider shall verify eligibility of Members prior to rendering services. Prior to admitting any Member as an inpatient or outpatient, Provider shall obtain the prior authorization of Health Plan in accordance with Health Plan’s Provider Manual unless the situation is one involving the delivery of Emergency Services. For Emergency Services that result in an admission, Provider shall notify Health Plan or its agent within twenty-four (24) hours of admission and shall request authorization from Health Plan prior to the provision of any post-stabilization care. For non-emergent services, regardless of whether prior authorization was received, Provider shall cooperate and participate in Health Plan’s notification procedures described in Provider Manual for all inpatient (acute, rehabilitation, mental health and SNF) and outpatient admission on the same day of admission or at a maximum within twenty-four (24) hours of admission.

e.	Contracted Providers. Except in the case of Emergency Services or upon prior authorization of Health Plan, Provider shall use only those health professionals, hospitals, laboratories, skilled nursing and other facilities and providers which have contracted with Health Plan (“participating providers”).

f.	Prescriptions. Except with respect to prescriptions and pharmaceuticals ordered for in-patient hospital services, Provider shall abide by Health Plan’s drug formularies and prescription policies, including those regarding the prescription of generic or lowest cost alternative brand name pharmaceuticals. Provider shall obtain prior authorization from Health Plan if Provider believes a generic equivalent or formulary drug should not be dispensed. Provider acknowledges the authority of Health Plan contracting pharmacists to substitute generics for brand name pharmaceuticals unless counter indicated on the prescription by the Provider.

g.	Availability of Services. Provider shall make Covered Services available 24 hours a day, 7 days a week. Provider shall meet the applicable standards for timely access to care and services, taking into account the urgency of the need for the services.
2.3	Standards for Hospital Providers
a.	Hospital Providers. Provider shall have a sufficient number of Hospital Providers to provide Covered Services and meet the needs of Health Plan and its Members as determined by Health Plan’s Quality Improvement Program and in accordance with state and federal law. Provider shall be responsible for the Covered Services provided by Hospital Providers.

b.	Contract with Hospital Providers. Provider’s contract with its Hospital Providers shall be in writing and shall bind Hospital Providers to the terms and conditions of this Agreement including, but not limited to, terms relating to licensure, insurance and billing of Members for Covered Services.

c.	Hospital Provider Information. Upon request, Provider shall provide Health Plan with a complete list of its Hospital Providers, together with the provider specific information required by Health Plan for credentialing and for administration of its health programs.

d.	Restriction, Suspension or Termination of Hospital Provider(s). Provider shall immediately restrict, suspend or terminate Hospital Providers(s) from providing Covered Services to Members in the following circumstances: (i) the Hospital Provider(c) ceases to meet the licensing/certification requirements or other professional standards as specified in this Article; or (ii) Health Plan or Provider reasonably determine that there are serious deficiencies in the quality of care of the applicable Hospital Provider(s) which affects or could adversely affect the health or safety of Members.

e.	Staffing Privileges. Provider agrees to use its best efforts to arrange staff privileges or other appropriate access for Health Plan’s contracted providers, Health Plan’s medical directors and hospitalist providers who are qualified medical or osteopathic physicians, provided they meet the reasonable standard of practice and credentialing standards established by Provider’s medical staff and the bylaws, rules and regulations of Provider.

f.	Notification. Provider shall notify Health Plan within five (5) business days of becoming aware of any of its Hospital Provider(s) who cease to meet the licensing/certification requirements or other professional standards as described in this Agreement. Provider will notify Health Plan within five (5) business days should any disciplinary or other action of any kind be initiated against any Health Plan contracted provider, medical director or hospitalist provider which could result in any suspension, reduction or modification of his/her hospital privileges. Provider’s notification to Health Plan shall state Provider’s actions taken against the Hospital Provider or Health Plan provider. If Provider fails to act as required by this Article with respect to any of its Hospital Provider(s) or Health Plan reasonably determines and provides documentation to Provider that there are serious deficiencies in the professional competence, conduct, or quality of care of the Hospital Provider which could adversely affect the health and safety of Members, Health Plan shall have the right to prohibit such Hospital Provider(s) from continuing to provide Covered Services to Members.
2.4	Nondiscrimination.
a.	Enrollment. Provider shall not differentiate or discriminate in providing Covered Services to Members because of race, color, religion, national origin, ancestry, age, sex, marital status, sexual orientation, physical, sensory or mental handicap, socioeconomic status, or participation in publicly financed programs of health care services. Provider shall render Covered Services to Members in the same location, in the same manner, in accordance with the same standards, and within the same time availability regardless of payor.

b.	Employment. Provider shall not differentiate or discriminate against any employee or applicant for employment, with respect to their hire, tenure, terms, conditions or privileges of employment, or any matter directly or indirectly related to employment, because of race, color, religion, national origin, ancestry, age, sex, height, weight, marital status, physical, sensory or mental disability unrelated to the individual’s ability to perform the duties of the particular job or position.

2.5	Recordkeeping
a.	Maintaining Member Medical Record. Provider shall maintain a medical record for each Member to whom Provider renders health care services. Provider shall open each Member’s medical record upon the Member’s first encounter with Provider. The Member’s medical record shall contain all information required by state and federal law, generally accepted and prevailing professional practice, applicable government sponsored health programs, and all Health Plan policies and procedures. Provider shall retain all such records for at least ten (10) years.

b.	Confidentiality of Member Health Information. Provider shall comply with all applicable state and federal laws, Health Plan’s policies and procedures, government sponsored program requirements regarding privacy and confidentiality of Members’ health information and medical records, including mental health records. Provider shall not disclose or use Member names, addresses, social security numbers, identities, other personal information, treatment modalities, or medical records without obtaining appropriate authorization to do so. This provision shall not affect or limit Provider’s obligation to make available medical records, encounter data and information concerning Member care to Health Plan, any authorized state or federal agency, or other Providers of health care upon authorized referral.

c.	HIPAA. To the extent Provider is considered a covered entity under the Health Insurance Portability and Accountability Act (“HIPAA”), Provider shall comply with all provisions of HIPAA including, but not limited to, provisions addressing privacy, security, and confidentiality.

d.	Delivery of Patient Care Information. Provider shall promptly deliver to Health Plan, upon request and/or as may be required by state or federal law, Health Plan’s policies and procedures, applicable government sponsored health programs, Health Plan’s contracts with the government agencies, or third party payers, any information, statistical data, encounter data, or patient treatment information pertaining to Members served by Provider, including but not limited to, any and all information requested by Health Plan in conjunction with utilization review and management, grievances, peer review, HEDIS Studies, Health Plan’s Quality Improvement Program, or claims payment. Provider shall further provide direct access at reasonable times to said patient care information as requested by Health Plan or as required by any governmental agency or any appropriate state and federal authority having jurisdiction over Health Plan. Health Plan shall have the right to withhold compensation from Provider in the event that Provider fails or refuses to promptly provide any such information to Health Plan.

e.	Member Access to Health Information. Provider shall give Health Plan and Members access to Members’ health information including, but not limited to, medical records and billing records, in accordance with the requirements of state and federal law, applicable government sponsored health programs, and Health Plan’s policies and procedures.
2.6	Program Participation
a.	Participation in Grievance Program. Provider shall participate in Health Plan’s Grievance Program and shall cooperate with Health Plan in identifying, processing, and promptly resolving all Member complaints, grievances, or inquiries.

b.	Participation in Quality Improvement Program. Provider shall participate in Health Plan’s Quality Improvement Program and shall cooperate with Health Plan in conducting peer review and audits of care rendered by Provider.

c.	Participation in Utilization Review and Management Program. Provider shall participate in and comply with Health Plan’s Utilization Review and Management Program, including all policies and procedures regarding prior authorizations, and shall cooperate with Health Plan in audits to identify, confirm, and/or assess utilization levels of Covered Services.

d.	Participation in Credentialing. Provider shall participate in Health Plan’s credentialing and re-credentialing process and shall satisfy, throughout the term of this Agreement, all credentialing and re-credentialing criteria established by the Health Plan. Provider shall immediately notify Health Plan of any change in the information submitted or relied upon by Provider to achieve credentialed status. If Provider’s credentialed status is revoked, suspended or limited by Health Plan, Health Plan may at its discretion terminate this Agreement and/or move Members to another hospital.

e.	Provider Manual. Provider shall comply and render Covered Services in accordance with the contents, instructions and procedures set forth in Health Plan’s Provider Manual, which may be amended from time to time. Health Plan’s Provider Manual is incorporated in this Agreement by this reference.

f.	Health Education/Training. Provider shall participate in and cooperate with Health Plan’s Provider education and training efforts as well as Member education and efforts. Provider shall also comply with all Health Plan health education, cultural and linguistic standards, policies, and procedures, and such standards, policies, and procedures as may be necessary for Health Plan to comply with its contracts with employers, the state, or federal government. Provider shall promptly deliver to medical staff, all informational, promotional, educational, or instructional materials prepared by Health Plan regarding any aspect of providing Covered Services to Members.

2.7	Promotional Activities. At the request of Health Plan, Provider shall (1) display Health Plan promotional materials in its offices and facilities as practical, and (2) shall cooperate with and participate in all reasonable Health Plan’s marketing efforts. Provider shall not use Health Plan’s name in any advertising or promotional materials without the prior written permission of Health Plan.
2.8	Licensure and Standing
a.	Licensure. Provider warrants and represents that it is appropriately licensed as a general acute care hospital to render health care services. Provider shall provide evidence of licensure to Health Plan upon request. Provider shall maintain its licensure in good standing, free of disciplinary action, and in unrestricted status throughout the term of this Agreement. Provider shall immediately notify Health Plan of any change in Provider’s licensure status, including any disciplinary action taken or proposed by any licensing agency responsible for oversight of Provider.

b.	Unrestricted Status. Provider warrants and represents that it has not been convicted of crimes as specified in Section 1128 of the Social Security Act (42 U.S.C. 1320a-7), excluded from participation in the Medicare or Medicaid program, assessed a civil penalty under the provisions of Section 1128, entered into a contractual relationship with an entity convicted of a crime specified in Section 1128, or taken any other action that would prohibit it from participation in Medicaid and/or state health care programs.

c.	Malpractice and Other Actions. Provider shall give immediate notice to Health Plan of: (a) any malpractice claim asserted against it by a Member, any payment made by or on behalf of Provider in settlement or compromise of such a claim, or any payment made by or on behalf of Provider pursuant to a judgment rendered upon such a claim; (b) any criminal investigations or proceedings against Provider; (c) any convictions of Provider for crimes involving moral turpitude or felonies; and (d) any civil claim asserted against Provider that may jeopardize Provider’s financial soundness.

d.	Liability Insurance. Provider shall maintain premises and professional liability insurance in coverage amounts appropriate for the size and nature of Provider’s facility and the nature of Provider’s health care activities. Provider shall deliver copies of such insurance policies to Health Plan within five business days of a written request by Health Plan.

2.9	Claims Payment
a.	Submitting Claims. Provider shall promptly submit to Health Plan claims for Covered Services rendered to Members. All claims shall be submitted in a form acceptable to and approved by Health Plan, and shall include any and all medical records pertaining to the claim if requested by Health Plan or otherwise required by Health Plan’s policies and procedures. Except as otherwise provided by law or provided by government sponsored program requirements, any claims that are not submitted by Provider to Health Plan within 180 days of providing the Covered Services that are the subject of the claim shall not be eligible for payment, and Provider does not waive any AB-1455 right to payment.

b.	Compensation. Health Plan shall pay Provider for Clean Claims for Covered Services provided to Members, including Emergency Services, in accordance with applicable law and regulations and in accordance with the compensation schedule set forth in Attachment D. Provider shall accept such payment, applicable co-payments, deductibles, and coordination of benefits collections as payment in full for services provided under this Agreement. Provider shall not balance bill Members for any Covered Services.

c.	Co-payments and Deductibles. Provider is responsible for collection of co-payments and deductibles, if any.

d.	Coordination of Benefits. Health Plan is a secondary payer in any situation where there is another payer as primary carrier. Provider shall make reasonable inquiry of Members to learn whether Member has health insurance or health benefits other than from Health Plan or is entitled to payment by a third party under any other insurance or plan of any type, and Provider shall immediately notify Health Plan of said entitlement. In the event that coordination of benefits occurs, Provider shall be compensated in an amount equal to the allowable Clean Claim less the amount paid by other health plans, insurance carriers and payers, not to exceed the amount specified in Attachment D.

e.	Payments which are the Responsibility of a Capitated Provider. Provider agrees that if Provider is or becomes a party to a subcontract or other agreement with a provider contracted with Health Plan, who receives a global capitation from Health Plan for both professional and facility services and is responsible for arranging for Covered Services through subcontractual arrangements (“Capitated Provider”), that Provider shall look solely to the Capitated Provider, and not Health Plan, for payment of Covered Services provided to Members that are covered by Health Plan’s agreements with such Capitated Providers.

2.10 Claims Review
a.	Emergency Room. For admissions through the Emergency Room in which there is: (a) a direct admission to Provider’s intensive care units for the provision of Emergency Services, (b) a direct transfer to Provider’s operating room for the provision of Emergency Services, or (c) an authorization by Health Plan or its agents for the provision of post-stabilization care, Health Plan will not retrospectively deny payment for the day of admission. For all other services, including those admissions through the Emergency Room that resulted in more than a one (1) day admission, Health Plan reserves the right to retrospectively review such claims to determine if such services were Medically Necessary and may deny payment for any such services which do not constitute Covered Services. Notwithstanding the foregoing, Provider is not required to obtain authorization from Health Plan prior to the provision of Emergency Services and care necessary to stabilize a Member’s emergency medical condition. Health Plan will not retrospectively deny payment for any services rendered by Provider in good faith pursuant to the prior authorization of Health Plan.

b.	Authorized Services. Health Plan is responsible for the authorization of medical services provided to Members. If Provider has obtained concurrent or prior authorization for a Covered Service provided to a Member, Health Plan will not retrospectively deny payment for such authorized Covered Service, unless Provider’s claim and/or medical record for such services do not support the specific services and/or level of care authorized by Health Plan. Health Plan shall conduct medical management throughout the course of treatment. Provider acknowledges that initial and subsequent authorizations shall be obtained as necessary.

c.	Reporting Requirements. Provider’s failure to comply with Health Plan’s requirements regarding Provider’s identification and reporting of institutional and outpatient services, admissions, and/or related services to Health Plan or to obtain authorization as required may result in non-payment to Provider for all days and charges until the day that notification is received and services are authorized.

d.	Offset. In the event that Health Plan determines that a claim has been overpaid or paid in duplicate, or that funds were paid which were not provided for under this Agreement, Provider shall make repayment to Health Plan within thirty (30) working days of written notification by Health Plan of the overpayment, duplicate payment, or other excess payment. In addition to any other contractual or legal remedy, Health Plan may recover the amounts owed by way of offset or recoupment from current or future amounts due Provider by giving Provider not less than thirty (30) working days notice in which to exercise Provider’s appeal rights under this Agreement. As a material condition to Health Plan’s obligations under this Agreement, Provider agrees that the offset and recoupment rights set forth herein shall be deemed to be and to constitute rights of offset and recoupment authorized in state and federal law or in equity to the maximum extent legally permissible, and that such rights shall not be subject to any requirement of prior or other approval from any court or other governmental authority that may now or hereafter have jurisdiction over Health Plan and/or Provider. Health Plan may not offset any claim that date-of-services is older than 360 days, unless Health Plan can show just cause for delay of submission from provider, according to AB-1455 regulations.

e.	Claims Review and Audit. Provider acknowledges Health Plan’s right to review Provider’s claims prior to payment for appropriateness in accordance with industry standard billing rules, including, but not limited to, current UB manual and editor, current CPT and HCPCS coding, CMS billing rules, CMS bundling/unbundling rules, National Correct Coding Initiatives (NCCI) Edits, CMS multiple procedure billing rules, and FDA definitions and determinations of designated implantable devices and/or implantable orthopedic devices. Provider acknowledges Health Plan’s right to conduct such review and audit on a line-by-line basis or on such other basis as Health Plan deems appropriate, and Health Plan’s right to exclude inappropriate line items to adjust payment and reimburse Provider at the revised allowable level. Provider also acknowledges Health Plan’s right to conduct utilization reviews to determine medical necessity and to conduct post-payment billing audits. Provider shall cooperate with Health Plan’s audits of claims and payments by providing access at reasonable times to requested claims information, all supporting medical records, Provider’s charging policies, and other related data. Health Plan shall use established industry claims adjudication and/or clinical practices, state and federal guidelines, and/or Health Plan’s policies and data to determine the appropriateness of the billing, coding and payment.
2.11	Compliance with Applicable Law. Provider shall comply with all applicable state and federal laws governing the delivery of Covered Services to Members including, but not limited to, title VI of the Civil Rights Act of 1964; title IX of the Education Amendments of 1972 (regarding education programs and activities); the Age Discrimination Act of 1975; the Rehabilitation act of 1973; the Balanced Budget Act of 1997; and the Americans with Disabilities Act:
a.	Provider acknowledges that this Agreement and all Covered Services rendered pursuant to this Agreement are subject to applicable state licensing statutes and regulations. Accordingly, Provider shall abide by those provisions set forth in Attachment E.

b.	Provider acknowledges that all Covered Services rendered in conjunction with the state Medicaid program are subject to the additional provisions set forth in Attachment F, the effect of which provisions is limited solely to activities and Covered Services related to the state Medicaid program.

2.12	Provider Non-solicitation Obligations. Provider shall not unilaterally assign or transfer patients served under this Provider Services Agreement to another hospital without the prior written approval of Health Plan. Nor shall Provider solicit or encourage Members to select another health plan for the primary purpose of securing financial gain for Provider. Nothing in this provision is intended to limit Provider’s ability to fully inform Members of all available health care treatment options or modalities.

2.13	Fraud and Abuse Reporting. Provider shall report to Health Plan’s compliance officer all cases of suspected fraud and/or abuse, as defined in Title 42, of the Code of Federal Regulations, Section 455.2, where there is reason to believe that an incident of fraud and/or abuse has occurred, by subcontractors, Members, providers, or employees within ten (10) state working days of the date when Provider first becomes aware of, or is on notice of, such activity. Provider shall establish policies and procedures for identifying, investigating, and taking appropriate corrective action against fraud and/or abuse in the provision of health care services under the Medicaid program. Upon the request of Health Plan and/or the state, Provider shall consult with the appropriate state agency prior to and during the course of any such investigations.

2.14	Advance Directive. Provider shall document all patient records with respect to the existence of an Advance Directive in compliance with the Patient Self-Determination Act (Section 4751 of the Omnibus Reconciliation Act of 1990), as amended, and other appropriate laws.
ARTICLE THREE — HEALTH PLAN’S OBLIGATIONS
3.1	Compensation. Health Plan shall pay Provider in accordance with the terms and conditions of this Agreement and the compensation schedule set forth in Attachment D.
3.2	Member Eligibility Determination. Health Plan shall maintain data on Member eligibility and enrollment. Health Plan shall promptly verify Member eligibility at the request of Provider.

3.3	Prior Authorization Review. Health Plan shall timely respond to requests for prior authorization and/or determination of Covered Services.

3.4	Medical Necessity Determination. Health Plan’s determination with regard to Medically Necessary services and scope of Covered Services, including determinations of level of care and length of stay benefits available under the Member’s health program shall govern. The primary concern with respect to all medical determination shall be in the interest of the Member.

3.5	Provider Directory. Health Plan will provide Members with access to Health Plan’s Provider Directory, updated from time to time, identifying the professional status, specialty, office address, and telephone number of Health Plan contracted providers.

3.6	Provider Services. Health Plan will maintain a Provider Manual describing Health Plan’s policies and procedures, Covered Services, limitations and exclusions, and coordination of benefits information. Health Plan will maintain a Provider Services Department available to educate Provider regarding Health Plan’s policies and procedures.

3.7	Medical Director. Health Plan will employ a physician as medical director who shall be responsible for the management of the scientific, technical, and medical aspects of Health Plan.
ARTICLE FOUR — TERM AND TERMINATION
4.1	Term. This Agreement shall commence on the first day of the month immediately following the date this Agreement is signed by Health Plan (Effective Date) and shall continue in effect for one year; it shall automatically renew for successive one year terms unless and until terminated by either party in accordance with the provisions of this Agreement or in accordance with applicable state licensing statutes and regulations set forth in Attachment E and Attachment F.
4.2	Termination without Cause. This Agreement may be terminated without cause by either party on at least 120 days written notice to the other party.

4.3	Termination with Cause. In the event of a breach of any material provision of this Agreement, the party claiming the breach will give the other party written notice of termination setting forth the facts underlying its claim(s) that the other party has breached the Agreement. The party receiving the notice of termination shall have 30 days from the date of receipt of such notice to remedy or cure the claimed breach to the satisfaction of the other party. During this 30-day period, the parties agree to meet as reasonably necessary and to confer in good faith in an attempt to resolve the claimed breach. If the party receiving the notice of termination has not remedied or cured the breach within such 30-day period, the party who provided the notice of termination shall have the right to immediately terminate this Agreement.

4.4	Immediate Termination. Notwithstanding any other provision of this Agreement, Health Plan may immediately terminate this Agreement and transfer Member(s) to another provider by giving notice to Provider in the event of any of the following:

a.	Provider’s license or certificate to render health care services is limited, suspended or revoked, or disciplinary proceedings are commenced against Provider by the state licensing authority:

b.	Provider fails to maintain insurance required by this Agreement;

c.	Provider loses credentialed status;

d.	Provider becomes insolvent or files a petition to declare bankruptcy or for reorganization under the bankruptcy laws of the United States, or a trustee in bankruptcy or receiver for Provider is appointed by appropriate authority;

e.	Health Plan determines that Provider’s facility and/or equipment is insufficient to render Covered Services to Members;

f.	Provider is excluded from participation in Medicare and state health care programs pursuant to Section 1128 of the Social Security Act or otherwise is terminated as a provider by any state or federal health care program;

g.	Provider engages in fraud or deception, or knowingly permits fraud or deception by another in connection with Provider’s obligations under this Agreement.

h.	Health Plan determines that health care services are not being properly provided, or arranged for, and that such failure poses a threat to Members’ health and safety
ARTICLE FIVE — GENERAL PROVISIONS
5.1	Indemnification. Each party shall indemnify and hold harmless the other party and its officers, directors, shareholders, employees, agents, and representatives from any and all liabilities, losses, damages, claims, and expenses of any kind, including costs and attorneys’ fees, which result from the duties and obligations of the indemnifying party and/or its officers, directors, shareholders, employees, agents, and representatives under this Agreement.

5.2	Relationship of the Parties. Nothing contained in this Agreement is intended to create, nor shall it be construed to create, any relationship between the parties other than that of independent parties contracting with each other solely for the purpose of effectuating the provisions of this Agreement. This Agreement is not intended to create a relationship of agency, representation, joint venture, or employment between the parties. Nothing herein contained shall prevent any of the parties from entering into similar arrangements with other parties. Each of the parties shall maintain separate and independent management and shall be responsible for its own operations. Nothing contained in this Agreement is intended to create, nor shall be construed to create, any right in any third party, including but not limited to Health Plan’s Members. Nor shall any third party have any right to enforce the terms of this Agreement.
5.3	Entire Agreement. This Agreement, together with Attachments and incorporated documents or materials, contains the entire agreement between Health Plan and Provider relating to the rights granted and obligations imposed by this Agreement. The contract between the state and the Health Plan is incorporated herein by reference and shall be the guiding and controlling document when interpreting the terms of this Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement are of no force or effect.

5.4	Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated as a result of such decision.

5.5	Non-exclusivity. This Agreement shall not be construed to be an exclusive Agreement between Health Plan and Provider. Nor shall it be deemed to be an Agreement requiring Health Plan to refer Members to Provider for health care services.

5.6	Amendment. Health Plan may, without Provider’s consent, immediately amend this Agreement to maintain consistency and/or compliance with any state or federal law, policy, directive, or government sponsored program requirement. Health Plan may otherwise materially amend this Agreement only after 45 business days prior written notice to Provider and only if mutually agreed to by the parties as evidenced by the amendment being executed by each party hereto.

5.7	Assignment. Provider may not assign, transfer, subcontract or delegate, in whole or in part, any rights, duties, or obligations under this Agreement without the prior written consent of Health Plan. Subject to the foregoing, this Agreement is binding upon, and inures to the benefit of the Health Plan and Provider and their respective successors in interest and assigns. Neither the acquisition of Health Plan nor a change of its legal name shall be deemed an assignment.

5.8	Arbitration. Any controversy between Health Plan and Provider shall be resolved, to the extent possible, within forty-five (45) days by informal meetings and discussions held in good faith between appropriate representatives of the parties. Any remaining controversies or claims which, when determined on a cumulative basis, exceed $10,000 or more, arising from or related to this Agreement and the rendition of services to Members pursuant to this Agreement, shall be settled by binding arbitration; provided, however, that binding arbitration shall not be utilized to adjudicate matters that primarily involve review of Provider’s professional competence or professional conduct, and shall not be available as a mechanism for appeal of any determinations made as to such matters. The arbitration shall be administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect, and shall be conducted by a single arbitrator in Long Beach, California. The arbitrator shall be an attorney with at least fifteen years of experience, including at least five in managed health care. The parties shall conduct a mandatory settlement conference at the initiation of arbitration, to be administered by AAA. The arbitrator shall have no authority to provide a remedy or award damages that would not be available to such prevailing party in a court of law. Nor shall the arbitrator have the authority to award punitive damages. Each party shall bear its own costs and expenses, including its own attorneys’ fees, and shall bear an equal share of the arbitrator’s and administrative fees of arbitration. The parties agree to accept the arbitrator’s decision as a final determination of the matter in dispute, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction hereof. Any arbitration must be initiated within one year after the controversy or claim arises, is discovered or should have been discovered with reasonable diligence; if not so initiated, any such claim shall be deemed waived. The use of binding arbitration shall not preclude a request for equitable and injunctive relief made to a court of appropriate jurisdiction.
5.9	Attachments. Each of the Attachments identified below is hereby made a part of this Agreement:
Attachment A — Provider Identification Sheet
Attachment B — Definitions
Attachment C — Products/Programs
Attachment D — Compensation Schedule
Attachment E — Licensing Provisions
Attachment F — Medicaid Program Provisions
Attachment G — Acknowledgment of Receipt of Provider Manual
Attachment H — Division of Financial Responsibility — Medicare Advantage

/s/ David C. Zembik

Molina Healthcare of California

David C. Zembik

Name (printed)

Executive Director

Title

Date	6/19/06

SIGNATURE AUTHORIZATION
     The individual signing below on behalf of Provider-acknowledges, warrants, and represents that said individual has the authority and proper authorization to execute this Agreement on behalf of Provider and its constituent providers, if any, and does so freely with the intent to fully bind Provider, and its constituent providers, if any, to the provisions of this Agreement.

HealthSmart Pacific Inc.
dba Pacific Hospital of Long Beach

“Provider”

/s/ Faustino Bernadett

By

CEO

Title

Faustino Bernadett

Name (printed)

Date	6/1/06

ATTACHMENT A
Provider Identification Sheet
(Initial applicable category)

Primary Care Physician

Specialist: type

Group/IPA (a list of constituent members with their License and DEA numbers is attached and incorporated herein)

X	Hospital

Ancillary Provider: type

Pharmacy

Other: type

HealthSmart Pacific, Inc. dba
	Pacific Hospital of Long		2776 Pacific Avenue, Long Beach,
Provider Name	Beach	Address	CA 90806
Telephone No.	(562) 595-1911
Facsimile No.	(562) 492-1363
Tax I.D. No.
License No.
UPIN
DEA No.

All capitated managed care activities are administered by:
HealthSmart Management Services Organization, Inc.	Tel: (949) 999-3700
P.O. Box 7110	Fax: (949) 999-3806
Newport Beach, CA 92658-7110
Attn: President

I, the undersigned, am authorized to and do hereby verify the accuracy of the foregoing Provider information.

/s/ Faustino Bernadett	Date:	6/1/06

Provider Signature

Faustino Bernadett

(Name)

CEO

(Title)

ATTACHMENT B
Definitions
Agreement means this Provider Services Agreement, all Attachments, and incorporated documents or materials.
1.	Claim means an invoice for services rendered to a Member by Provider, submitted in a format approved by Health Plan, and with all service and encounter information required by Health Plan.

2.	Clean Claim means a claim for Covered Services that has no defect, impropriety, lack of any required substantiating documentation, or particular circumstance requiring special treatment that prevents timely payment from being made on the claim.

3.	Covered Services means those health care services that are Medically Necessary, are within the normal scope of practice and licensure of Provider, and are benefits of the Health Plan product or a Health Plan affiliate’s product which covers the Member.

4.	Credentialing Payment Reduction Amount means that amount by which payments otherwise owing to Provider are reduced in the event Provider is dedelegated responsibility for credentialing.

5.	Emergency Services are Covered Services necessary to evaluate or stabilize a medical or psychiatric condition manifesting itself by acute symptoms of sufficient severity (including severe pain) so as to cause a prudent layperson, who possesses an average knowledge of health and medicine, to reasonably expect the absence of immediate medical attention to result in: (a) placement of the Member’s health (or the health of the Member’s unborn child) in serious jeopardy; (b) serious impairment to bodily functions; or (c) serious dysfunction of any bodily organ or part. For Health Plan’s Medicaid/Medi-Cal members, Emergency Services also includes any services defined as emergency services under 42 C.F.R. §438.114.

6.	Grievance Program means the procedures established by Health Plan to timely address Enrollee and Provider complaints or grievances.

7.	Health Plan means Molina Healthcare of California

8.	HEDIS Studies means Health Employer Data and Information Set.

9.	IPA means Independent Practice Association.

10.	Member(s) means a person(s) enrolled in one of Health Plan’s benefit products or a Health Plan affiliate’s benefit product and who is eligible to received Covered Services.

11.	Medically Necessary means those medical services and supplies which are provided in accordance with professionally recognized standards of practice which are determined to be: (a) appropriate and necessary for the symptoms, diagnosis or treatment of the Member’s medical condition; (b) provided for the diagnosis and direct care and treatment of such condition; (c) not furnished primarily for the convenience of the Member, the Member’s family, the treating provider, or other provider; (d) furnished at the most appropriate level which can be provided consistent with generally accepted medical standards of care; and (e) consistent with Health Plan policy.

12.	Provider means the person(s) and/or entity identified in Attachment A to this Agreement. Where Provider is a Group/IPA or Hospital, Provider means and includes all constituent physicians, allied health professionals and staff persons who provide health care services to Members by and/or through the Group/IPA or Hospital. All of said persons are bound by the terms of this Agreement.

13.	Provider Manual means the compilation of Health Plan policies, procedures, standards and specimen documents, as may be unilaterally amended or modified from time to time by Health Plan or mutually amended or modified from time to time by the parties, that have been compiled by Health Plan for the use and instruction of Provider, and to which Provider must adhere.

14.	Quality Improvement Program means the policies, procedures and systems developed by Health Plan for monitoring, assessing and improving the accessibility, quality and continuity of care provided to Members.

15.	Utilization Review and Management Program means the policies, procedures and systems developed by Health Plan for monitoring the utilization of Covered Services by Members, including but not limited to under-utilization and over-utilization.

16.	Utilization Management Reduction Amount means that amount by which payments otherwise owing to Provider are reduced in the event that Provider is de-delegated responsibility for utilization management.

ATTACHMENT C
Products/Benefits Inventory
     Provider hereby elects to participate as a panel provider for each of the Health Plan products initialed below.

	1.	Medi-Cal Primary Care Case Manager
(Description of benefits appended as Attachment C-1)

	2.	Medi-Cal Prepaid Health Plan (Description of benefits appended as Attachment C-2)

	3.	Medi-Cal Geographic Managed Care (Description of benefits appended as Attachment C-3)

	4.	Medi-Cal Two-Plan Model (Description of benefits appended as Attachment C-4)

	5.	Healthy Families (Description of benefits appended as Attachment C-5)

	6.	Commercial (Description of benefits appended as Attachment C-6)

X	7.	Medicare (Description of benefits appended as Attachment C-7)

	8.	Other Products Provider agrees that Health Plan may from time to time add additional products for which provider agrees to participate as a contracted provider
     Provider hereby acknowledges receipt of a description of the benefits for each of the Health Plan products initialed above.

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ATTACHMENT D

Compensation Schedule
Pacific Hospital of Long Beach (Capitated Hospital) full risk with Pacific Healthcare IPA Medical Associates, Inc.
Medicare Advantage (Special Needs Program) Capitation Payment Amount:
43% of the CMS Premium*
Capitation Payments to Provider shall be made to the Provider by the 10th day of each month.

*  The gross revenue Molina receives each month from CMS, as determined by CMS for Parts A, B and Medi-Cal portion only, as determined by CMS, for the medical coverage of each member, including the Medicare rebates and retro-active payments. The revenue shall not be deducted to pay for any or all broker fees nor deducted from the gross revenue prior to the capitation split.

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ATTACHMENT E
REQUIRED PROVISIONS
(HEALTH CARE SERVICE PLANS)
The following provisions are required by (i) federal statutes and regulations applicable to Health Plan, or (ii) state statutes and regulations applicable to health care service plans. Any purported modifications to these provisions inconsistent with such statutes, regulations, and agreements shall be null and void.
1.	In the event that Health Plan fails to pay Provider for Covered Services, the Member or subscriber shall not be liable to Provider for any sums owed by Health Plan. Provider shall not collect or attempt to collect from an Member or subscriber any sums owed to Provider by the Health Plan. Provider may not and will not maintain any action at law against an Member or subscriber to collect sums owed to the Provider by Health Plan (Health and Safety Code section 1379)
2.	To the extent that any of Health Plan’s quality of care review functions or systems are administered by Provider, Provider shall deliver to Health Plan any information requested in order to monitor or require compliance with Health Plan’s quality of care review system.
(Rule 1300.51, J-5)
3.	Provider is responsible for coordinating the provision of health care services to Members who select Provider if Provider is a primary care physician. (Rule 1300.67.1(a))
4.	Provider shall maintain Member medical records in a readily available manner that permits sharing within Health Plan of all pertinent information relating to the health care of Members. (Rule 1300.67.1(c))
5.	Provider shall maintain reasonable hours of operation and make reasonable provisions for after-hour services. (Rule 1300.67.2(b))
6.	To the extent Provider has any role in rendering emergency health care services, Provider shall make such emergency health care services available and accessible 24 hours a day, seven days a week. (Rule 1300.67.2(c))

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7.	Provider shall participate in Plan’s system for monitoring and evaluating accessibility of care including but not limited to waiting times and appointment availability, and addressing problems that may develop. Provider shall timely notify Health Plan of any changes to address or inability to maintain Health Plan’s access standards. (Rule 1300.67(f))
8.	Health Plan is subject to the requirements of the Knox-Keene Health Care Service Plan Act of 1975, as amended (Chapter 2.2 of Division 2 of the Health and Safety Code), and the Regulations promulgated hereunder (subchapter 5.5 of Chapter 3 of Title 28 of the California Code of Regulations). Any provision of the aforementioned statutes or regulation that is required to be in this Agreement shall bind the Health Plan whether or not expressly set forth in this Agreement. (Rule 1300.67.4(a)(9))
9.	Upon the termination of this Agreement, Health Plan shall be liable for Covered Services rendered by Provider (other than for copayments as defined in subdivision (g) of Section 1345 of the Health and Safety Code) to a subscriber or Member who retains eligibility under the applicable plan contract or by operation of law under the care of Provider at the time of termination of the Agreement until the services being rendered to the subscriber or Member by Provider are completed, unless the Health Plan makes reasonable and medically appropriate provision for the assumption of services by a contracting provider. (Health and Safety Code section 1373.96) (Rule 1300.67.4(a)(10))
10.	Any written communications to Members that concern a termination of this agreement shall comply with the notification requirements set forth in Health and Safety Code section 1373.65(f)
11.	Provider shall maintain all records and provide all information to the Health Plan or the DMHC as may be necessary for compliance by the Health Plan with the provisions of the Knox-Keene Health Care Service Plan Act of 1975, as amended and any regulations promulgated thereunder. To the extent feasible, all such records shall be located in this state. Provider shall retain such records for at least two years: this obligation shall not terminate upon termination of the Agreement, whether by rescission or otherwise. (Health and Safety Code section 1381) (Rule 1300.67.8(b))

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12.	Provider shall afford Health Plan and the DMHC access at reasonable times upon demand to the books, records and papers of Provider relating to health services provided to Members and subscribers, to the cost thereof, to payments received by Provider from Members and subscribers of the Health Plan (or from others on their behalf), and, unless Provider is compensated on a fee-for-services basis, to the financial condition of Provider. Provider shall promptly deliver to Health Plan, any financial information requested by Health Plan for the purpose of determining Provider’s ability to bear capitation or other applicable forms of risk sharing compensation. (Rule 1300.67.8(c))
13.	Provider shall not and is hereby prohibited from demanding surcharges from Members for Covered Services, Should Health Plan receive notice of any such surcharges by Provider, Health Plan may take any action it deems appropriate including but not limited to demanding repayment by Provider to Members of any surcharges, terminating this Agreement, repaying surcharges to Members and offsetting the cost of the same against any amounts otherwise owing to Provider. (Rule 1300.67.8(d))
14.	Upon Health Plan’s request, provider shall report all co-payments paid by Members to provider. (Health and Safety Code section 1385)
15.	To the extent that any of Health Plan’s quality assurance functions are delegated to Provider, Provider shall promptly deliver to Health Plan all information requested for the purpose of monitoring and evaluating Provider’s performance of those quality assurance functions. (Rule 1300.70)
16.	Provider may utilize Health Plan’s Provider Dispute Resolution Process by phoning or writing the Provider Services Department, Molina Medical Centers, Third Floor, One Golden Shore Drive, Long Beach, CA 90802 (800) 526-8196, ext. 1249. The Provider Dispute Resolution Process, however, does not and cannot serve as an appeal process from any fair hearing proceeding held pursuant to Health and Safety Code Section 809, et. seq. Please see the Provider Manual for more information regarding the dispute resolution process. (Health and Safety Code Section 1367(h).) (Rule 1300.71.38)
17.	Provider shall display in each reception and waiting area a notice informing Members how to contact their health plan, file a complaint with their plan, obtain assistance from the DMHC, and seek an independent medical review. (Rule 1300.67.8(f))

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18.	Provider shall provide grievance forms and assist Members in filing grievances. Provider shall cooperate with Health Plan in responding to Member grievances and requests for independent medical reviews. (Rule 1300.68(b))
19.	In the event a Member seeks and obtains a recovery from a third party or a third party’s insurer for injuries caused to that Member, and only to the extent permitted by the Member’s evidence of coverage and by California law, Provider may have the right to assert a third party lien for and to recover from the Member the reasonable value of Covered Services provided to the Member by Provider for the injuries caused by the third party. Health Plan shall similarly have the right to assert a lien for and recover for payments made by Health Plan for such injuries. Provider shall cooperate with Health Plan in identifying such third party liability claims and in providing such information. Pursuit and recovery of under third party liens shall be conducted in accordance with California Civil Code section 3040.
20.	The Provider Manual may be unilaterally amended or modified by Health Plan to maintain consistency and/or compliance with any state or federal law, policy, directive, or government sponsored program requirement upon 45 business days’ notice to Provider unless a shorter timeframe is necessary for compliance. Health Plan may otherwise materially amend the Provider Manual only after 45 business days prior written notice to Provider and only if mutually agreed to by the parties as evidenced by the amendment being executed by each party.
21.	Notwithstanding any other provision in this Agreement, if Health Plan or Health Plan’s capitated provider is not the primary payer under coordination of benefits, Provider may submit claims to Health Plan or Health Plan’s capitated provider within 90 days from the date of payment or date of contest, denial or notice from the primary payer. Except as otherwise provided by law or provided by government sponsored program requirements, any claims that are not submitted by Provider to Health Plan within 90 days from the date of payment or date of contest, denial or notice from the primary payer shall not be eligible for payment, and Provider hereby waives any right to payment therefore.

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22.	Notwithstanding any other provision in this Agreement, if Health Plan or Health Plan’s capitated provider denies a claim because it was filed beyond the claim filing deadline, Health Plan will, upon Provider’s submission of a provider dispute pursuant to Title 28, California Code of Regulations, section 1300.71.38 and the demonstration of good cause for the delay, accept, and adjudicate the claim according to California Health & Safety Code section 1371 or 1371.35, which ever is applicable, and the California Code of Regulations.
23.	In the event Provider participates in Molina Advantage, the following provisions shall apply:
a.	Provider shall make all of its “Relevant Records” available for inspection, examination and copying by all federal and state agencies with regulatory authority over the subject matter of this Agreement. Provider shall permit such inspection at Provider’s place of business and at all reasonable times. “Relevant Records” shall mean all books and records of Provider related directly or indirectly to the goods and services furnished under the terms of this Agreement. Provider shall maintain such Relevant Records for the period of time required by applicable federal and state statutes, but in no event less than ten (10) years. This provision shall survive termination of the Agreement. (42 CFR 422.504(e)(2), 422.504(e)(3), 422.504(e)(4), and 422.504(i)(2)(ii)).

b.	Provider shall comply with the confidentiality and enrollee record accuracy requirements set forth in 42 CFR 422.118. (42 CFR 422.504(a)(13)).

c.	Provider agrees that under no circumstance shall a subscriber or enrollee in Molina Advantage be liable to the Provider for any sums owed by Health Plan to Provider. (42 CFR 422.504(g)(1)(i).

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d.	If Provider is delegated any of the activities or functions of Health Plan as required in its contract with CMS, Provider agrees to comply with all applicable contractual provisions in the same manner as if Provider had executed such contract with CMS directly. The activities or functions delegated to Provider are set forth in the Agreement. In the event CMS or Health Plan determines, in its sole discretion, that Provider has not performed the delegated activities or functions satisfactorily, the delegated activities shall be revoked upon not less than five (5) days prior written notice. The performance of such delegated activities shall be monitored by Health Plan on an ongoing basis, and Provider shall cooperate with all reasonable requests made by Health Plan in order to accomplish such monitoring. If Provider is delegated credentialing activities, Provider’s credentialing process will be reviewed and approved by Health Plan, and such credentialing process will be audited by Health Plan on an ongoing basis; further, Provider agrees that its credentialing process will comply with all applicable NCQA standards. (42 CFR 422.504(i)(3)(iii) and 422.504(i)(4)).

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ATTACHMENT E-1
DMHC Financial Solvency Provisions
This Attachment is required to comply with the financial standards and reporting requirements Rules 1300.75.4 through 1300.75.4.8. References to the term “Rule” identity regulatory citations in Title 28 of the California Code of Regulations.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:
I. DEFINITIONS
1.1	“Cash-to-Claims Ratio” is Provider’s cash, readily available marketable securities and receivables, excluding all risk pool, risk-sharing, incentive payment program and pay-for-performance receivables, reasonably anticipated to be collected within sixty (60) days divided by Provider’s unpaid claims liability. Unpaid claims liability is claims payable plus incurred but not reported claims (“IBNR”).
1.2	“Contracted Plans” means all full-service health care service plans as defined in Section 1345(f) of the California Health & Safety Code with which Provider has contracts involving a Risk Arrangement.
1.3	“Corrective Action Plan” (“CAP”) means a plan reflected in a document containing requirements for correcting and monitoring Provider’s efforts to correct any financial solvency deficiencies in the Grading Criteria, financial deficiencies or other claims payment deficiencies, determined through the DMHC’s review or audit process, indicating that Provider may lack the capacity to meets its contractual obligations consistent with the requirements of Rule 1300.70(b)(2)(H)(1).
1.4	“DMHC” means the California Department of Managed Health Care. Whenever the Solvency Regulations reference the Department, that reference includes the DMHC or its External Party.

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1.5	“External Party” means the DMHC or its designated agent, which may be contracted or appointed to fulfill the functions stated in these Solvency Regulations.
1.6	“Grading Criteria” means the four grading/reviewing criteria specified in Health and Safety Code sections 1375.4(b)(1)(A)(i), (ii), (iii), and (iv) and the Cash-to-Claims Ratio as defined above.
1.7	“Risk Arrangement” is defined to include both “risk-sharing arrangement” and “risk-shifting arrangement,” which are defined as follows:
(a)	Risk-Sharing Arrangement means any compensation arrangement between Provider and Health Plan under which Provider shares the risk of financial gain or loss with Health Plan.

(b) Risk-Shifting Arrangement means a contractual arrangement between Provider and Health Plan under which Health Plan pays Provider on a fixed, periodic or capitated basis, and the financial risk for the cost of services provided pursuant to the contractual arrangement is assumed by Provider.
1.8	“Solvency Regulations” means Rules 1300.75.4 through 1300.75.4.8.
II. OBLIGATIONS OF HEALTH PLAN
2.1	Monthly Membership Reports. Notwithstanding any different provisions of the Agreement, Health Plan will provide the following information to Provider on a monthly basis for members assigned to Provider, within ten (10) calendar days following the start of each month:
(a)	Membership information containing at least the following elements for each member: i) identification number; ii) name; iii) birth date; iv) gender; v) address (including zip code); vi) benefit plan selected; vii) employer group identification (name and number); viii) identity of other third party coverage (if known); ix) dates of enrollment/disenrollment from Provider; x) Provider number; xi) primary care physician selected; xii) primary care physician effective date; xiii) type of change to coverage; xiv) co-payment amounts; xv) deductible (if applicable); xvi) amount of monthly capitation payment.

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(b)	The following additional information: i) member additions and terminations for the month (including at least: member name, member identification number); ii) number of additional members under each managed care plan; iii) number of terminated members under each managed care plan.

(c)	Health Plan shall submit the information from Section 2.1(a) and 2.1(b) to Provider electronically, unless both Health Plan and Provider agree in writing that hard copy reports will be submitted instead.

(d)	If the information from Section 2.1(a) and 2.1(b) above is provided to Provider in more than one report, all reports shall be processed by Health Plan on the same date.

(e)	Within forty-five (45) calendar days of the close of each calendar quarter, Health Plan shall disclose to Provider a reconciliation of any variances between the reports for information listed in sections 2.1(a) and 2.1(b) above through electronic transmission, or in hard copy if mutually agreed upon by Provider and Health Plan.
2.2	Intentionally Left Blank.

2.3	Intentionally Left Blank.
2.4	Annual Financial Risk Disclosure. On the Agreement anniversary date each year, Health Plan shall disclose to Provider the financial risk assumed under the Agreement by providing to Provider the following information for each and every type of Risk Arrangement (including, but not limited to, Medicare Advantage, Medi-Cal, commercial, point of service, small group, and individual plans) covered under the Agreement:
(a)	A matrix of responsibility for medical expenses (physician, institutional, ancillary, and pharmacy) which will be allocated to Provider, a hospital(s) or Health Plan under the Risk Arrangement.

(b)	Expected/projected utilization rates and unit costs for each major expense service group (inpatient, outpatient, primary care physician, specialist, pharmacy, injectables, home health, durable medical equipment, ambulance and other), as well as the source of the data and the actuarial methods employed in determining the utilization rates and unit costs by each and every type of Risk Arrangement.

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2.5	Annual Disclosure of Capitation Payments. On the Agreement anniversary date each year, Health Plan shall disclose to Provider the amount of capitation payments to be paid per member per month.
2.6	Capitation Deduction Detail. Health Plan shall provide to Provider sufficient details to allow Provider to verify the accuracy and appropriateness of any deductions from capitation payments made by Health Plan including, but not limited to, member name, member number, member date-of-birth, billing provider name, date-of-service, procedure/service codes billed, and amount paid.
III. OBLIGATIONS OF MEDICAL GROUP
3.1	Cash-to-Claims Ratio. Provider shall maintain at least the following Cash-to-Claims Ratio:
(a) 0.60 — January 1, 2006 through June 30, 2006
(b) 0.65 — July 1, 2006 through December 31, 2006
(c) 0.75 — January 1, 2007 and thereafter
3.2	Quarterly Financial Survey. No later than forty-five (45) calendar days following the close of each quarter of its fiscal year beginning on or after July 1, 2005, Provider agrees to submit a quarterly financial survey report in an electronic format to the DMHC as required by Rule 1300.41.8 of Title 28 of the California Code of Regulations as set forth below:
(a)	The quarterly financial survey report shall include the following if Provider has at least 10,000 covered lives under all Risk Arrangements as of December 31 of the preceding calendar year:

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(i)	A Financial survey report, (including a balance sheet, an income statement and a statement of cash flows), or comparable financial statements if Provider is a nonprofit entity, and supporting schedule information (including, but not limited to, aging of receivable information), reflecting the results of operations for the immediately preceding quarter, prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Financial survey reports must be on a combining basis with an affiliate, if Provider or such Provider affiliate is legally or financially responsible for payment of Provider’s claims. Any affiliated entity included in this financial survey report must be separately identified in a combining schedule format. For the purposes of this section, Provider’s use: (1) of a “sponsoring organization” arrangement to reduce its liabilities for the purposes of calculating tangible net equity and working capital or (2) an affiliated entity to provide claims processing services shall not be construed to automatically create a legal or financial - obligation to pay Provider’s claims liability.

(ii)	A claims report, which includes the percentage of claim’s that have been timely reimbursed, contested or denied during the quarter by Provider in accordance with the requirements of sections 1371 and 1371.35 of the California Health & Safety Code, Rule 1300.71, and any other applicable state and federal laws and regulations. If less than ninety-five percent (95%) of all complete claims have been reimbursed, contested or denied on a timely basis, the claims report must also describe the reasons why Provider’s claims adjudication process is not meeting the requirements of applicable law, any actions taken to correct the deficiency, and any results of the actions. This claims report is for the purpose of monitoring the financial solvency of Provider and is not intended to change or alter existing state and federal laws and regulations relating to claims payment settlement practices and timeliness.

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(iii)	A statement as to whether or not Provider has estimated and documented, on a monthly basis, its liability for (“IBNR”) claims in accordance with Rule 1300.77.2 (“IBNR Statement”) and that these estimates are the basis for the quarterly financial survey report submitted to the DMHC. If the estimated and documented liability is not in compliance with Rule 1300.77.2 in any way, the IBNR Statement shall describe in detail for each deficiency the nature of the deficiency, the reasons for the deficiency, any actions taken to correct the deficiency, and any results of those actions. Provider’s failure to: (1) estimate and document, on a monthly basis, its liability for IBNR claims or (2) maintain its books and records on an accrual accounting basis shall result in Provider’s failure to maintain, at all times, positive tangible net equity (“TNE”) and positive working capital as set forth in section 3.2(a)(iv) below.

(iv)	A statement as to whether or not Provider has maintained at all times throughout the quarter (1) a positive TNE as defined in Rule 1300.76(e) and (2) a positive level of working capital, calculated according to GAAP (“TNE/Working Capital Statement”). If either the required TNE or the required working capital has not been maintained at all times, a statement must be included in the quarterly financial survey report that describes in detail the nature of the deficiency, the reasons for the deficiency, any actions taken to correct the deficiency, and any results of those actions. Provider may reduce its liabilities or increase its cash for purposes of calculating its TNE, working capital and Cash-to-Claim Ratio in a manner allowed by Health and Safety Code Section 1375.4(b)(1)(B) so long as the sponsoring organization has filed with the DMHC: (1) its audited annual financial statements within one hundred twenty (120) calendar days of the end of the sponsoring organization’s fiscal year and (2) a copy of the written guarantee meeting the requirements of Health and Safety Code Rule 1375.4(b)(1)(B). For purposes of the Health and Safety Code Rule 1375.4(b)(1)(B), a sponsoring organization shall have a TNE of at least twice the total of all amounts that it has guaranteed to all persons and entities, or TNE in a lesser amount approved by the DMHC, in situations where Provider can demonstrate to the DMHC’s satisfaction that a lesser amount of TNE is sufficient. If Provider has a sponsoring organization, Provider shall provide a statement demonstrating the capacity of the sponsoring organization to guarantee Provider’s debts as well as the nature and scope of the guarantee provided consistent with Health and Safety Code Section 1375.4(b)(1)(B).

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(v)	For the quarter beginning on or after January 1, 2006, a statement as to whether or not Provider has, at all times during the quarter, maintained a Cash-to-Claims Ratio as required in section 3.1 above, calculated in a manner consistent with GAAP. If the required Cash-to-Claims Ratio has not been maintained at all times, a statement shall be included in the quarterly financial survey report that describes in detail the nature of the deficiency, the reasons for the deficiency, any action taken to correct the deficiency, and any results of that action.
(b)	The quarterly financial survey report shall include the following if Provider has fewer than 10,000 covered lives under all Risk Arrangements as of December 31 of the preceding calendar year:
(i)	The disclosure statements set forth in sections 3.2(a)(ii),(iii), (iv) and (v) above.

(ii)	In the event Provider serves fewer than 10,000 covered lives under all Risk Arrangements and it: (i) fails to satisfactorily demonstrate its compliance with the Grading Criteria; (ii) experiences an event that materially alters its ability to remain compliant with the Grading Criteria; (iii) is found, by the DMHC’s (or the DMHC’s designee’s) review or audit activities, to potentially lack sufficient financial capacity to continue to accept financial risk for the delivery of health care services consistent with the requirements of Rule 1300.70(b)(2)(H)(1); or (iv) is found, through the DMHC’s HMO Help Center, medical audits and surveys, or any other source, to be delaying referrals, authorizations, or access to basic health care services based on financial considerations, Provider shall, within thirty (30) calendar days of the DMHC’s written request, begin submitting all quarterly financial survey reports set forth in sections 3.2(a) above.
3.3	Annual Financial Survey. Provider agrees to submit to the DMHC on a yearly basis, not more than one hundred fifty (150) calendar days after the close of Provider’s fiscal year beginning on or after January 1, 2005, annual financial survey reports, in an electronic format determined by the DMHC as required by Rule 1300.41.8, based upon Provider’s annual audited financial statement prepared in accordance with generally accepted auditing standards and containing all of the following:

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(a)	An annual financial survey report, based upon Provider’s annual audited financial statements, (including at least a balance sheet, an income statement, a statement of cash flows, and footnote disclosures) or comparable financial statements if Provider is a nonprofit entity, and supporting schedule information, (including, but not limited to, aging of receivable information and debt maturity information) for the immediately preceding fiscal year, prepared by an independent certified public accountant in accordance with GAAP. For the purposes of determining the independence of the certified public accountant, the regulations of the California State Board of Accountancy (Division 1, Sections 1 through 99.2, Title 16 of the California Code of Regulations) shall apply.

(b)	The financial survey reports of Provider shall be on a combining basis with an affiliate if Provider or such affiliate is legally or financially responsible for the payment of Provider’s claims. Any affiliated entity included in the report shall be separately identified. Provider’s use of: (1) a “sponsoring organization” arrangement to reduce its liabilities for the purposes of calculating TNE and working capital or (2) an affiliated entity to provide claims processing services shall not be construed to automatically create a legal or financial obligation to pay Provider’s claims liability. When combined financial statements are required, the independent accountant’s report or opinion must address all the entities included in the combined financial statements. If the accountant’s report or opinion makes reference to the fact that another auditor performed a part of the examination, Provider shall also file the report or opinion issued by the other auditor.

(c)	Opinion of an independent certified public accountant indicating whether Provider’s annual audited statements present fairly, in all material respects, the financial position of Provider and whether the financial statements were prepared in accordance with GAAP. If the opinion is qualified in any way, the survey report shall include an explanation regarding the nature of the qualification.

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(d)	An IBNR Statement consistent with the requirements outlined in section 3.2(a)(iii) of this Amendment. If the estimated and documented liability is not in compliance with Rule 1300.77.2 in any way, the IBNR Statement shall describe in detail for each deficiency the nature of the deficiency, the reasons for the deficiency, any actions taken to correct the deficiency, and any results of those actions. Provider’s failure to: (1) estimate and document, on a monthly basis, its liability for IBNR claims or (2) maintain its books and records on an accrual accounting basis shall result in Provider’s failure to maintain, at all times, positive tangible net equity (“TNE”) and positive working capital as set forth in section 3.3(e) below.

(e)	A TNE/Working Capital Statement consistent with the TNE reporting requirements as outlined in Section 3.2(a)(iv) of this Amendment. If either the required TNE or the required working capital has not been maintained at all times, the TNE/Working Capital Statement shall describe in detail the nature of the deficiency, the reasons for the deficiency, any actions taken to correct the deficiency, and any results of those actions. Provider may reduce its liabilities for purposes of calculating its TNE and working capital in a manner as required by Rule 1300.41.8 and as outlined in section 3.2(a)(iv) of this Amendment.

(f)	For fiscal years beginning on or after January 1, 2006, a statement as to whether or not Provider has at all times during the year maintained a Cash-to Claims Ratio as required in section 3.1 above, calculated in a manner consistent with GAAP. If the required Cash-to-Claims Ratio has not been maintained at all times, a statement shall be included in the quarterly financial survey report that describes in detail the nature of the deficiency, the reasons for the deficiency, any action taken to correct the deficiency, and any results of that action.

(g)	A statement as to whether Provider maintains reinsurance and/or professional stop-loss coverage.

(h)	A copy of Provider’s complete annual audited financial statement, including footnotes and the certificate or opinion of the independent certified public accountant.

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3.4	Annual Statement of Organization Survey. Provider shall submit to the DMHC a “Statement of Organization,” in an electronic format determined by the DMHC to be filed with Provider’s annual financial survey report, Such Statement of Organization shall include the following information as of December 31 of each calendar year prior to the filing:
(a)	Name and address of Provider;

(b)	Financial and public contact person, with title, address, telephone, fax and e-mail address;

(c)	A list of all health plans with which Provider has Risk Arrangements;

(d)	Type of Provider: Independent Practice Association (IPA), Medical Group, Foundation or other entity, or some combination. If Provider is a foundation, identify each and every medical group within the foundation and whether any of those medical groups independently qualifies as a risk-bearing organization as defined in Health and Safety Code Section 1375.4(g).

(e)	Corporate status: professional corporation, partnership, not-for-profit corporation, sole proprietor or other form of business;

(f)	The name, address and principal officer of each of Provider’s affiliates as defined in Rule 1300.45(c)(1) and (2);

(g)	Whether Provider is partially or wholly owned by a hospital or hospital system;

(h)	A matrix listing all major categories of medical care offered by Provider, including but not limited to anesthesiology, cardiology, orthopedics, ophthalmology, oncology, obstetrics/gynecology, and radiology, and next to each listed category in the matrix a disclosure of the compensation model (salary, fee-for-service, capitation, other) used by Provider to compensate the majority of providers of that category of care;

Initials of authorized
representative of Provider:

(i)	An approximation of the number of enrollees served by Provider through Risk Arrangements, pursuant to a list of ranges developed by the DMHC;

(j)	The name of any Management Services Organization (“MSO”) that Provider contracts with for administrative services;

(k)	Total number of contracted physicians in employment and/or contractual arrangements with Provider;

(l)	Disclosure by California county or counties of Provider’s primary service area (excluding out-of-area tertiary facilities and providers);

(m)	Provider’s address, telephone number and website link, if available, where providers may access written information and instructions for filing of provider disputes with Provider’s dispute resolution mechanism consistent with requirements of Rule 1300.71.38;

(n)	Any other information which the DMHC deems reasonable and necessary, as permitted by law, to understand the operational structure and finances of Provider.
3.5	Attestation. Provider shall submit a written verification for each report made under Sections 3.2, 3.3, and 3.4 of this Amendment stating that the report is true and correct to the best knowledge and belief of a principal officer of Provider, and signed by a principal officer, as defined by Rule 1300.45(o).
3.6	Notification to DMHC & Health Plan. Provider agrees to notify the DMHC and Health Plan no later than five (5) business days from discovering that Provider has experienced any event that materially alters its financial situation or threatens its solvency.
3.7	DMHC Evaluation of Provider. Provider shall:
(a)	Permit the DMHC to make any examination that it deems reasonable and necessary to implement section 1375.4 of the Health and Safety Code, and provide to the DMHC for inspection and copying, upon request, any books or records that the DMHC deems relevant or useful in such examination, as permitted by law.

Initials of authorized
representative of Provider:

(b)	Comply with the DMHC’s review and audit process that is used to determine Provider’s compliance with the Grading Criteria.

(c)	Permit the DMHC to obtain and evaluate supplemental financial information pertaining to Provider when:
(i)	Provider fails to satisfactorily demonstrate its compliance with the Grading Criteria;

(ii)	Provider experiences an event that materially alters its ability to remain compliant with the Grading Criteria;

(iii)	The External Party’s review or audit process indicates that Provider may have insufficient financial capacity to continue to accept financial risk for the delivery of health care services consistent with the requirements of Rules 1300.70(b)(2)(H)(1);

(iv)	The DMHC receives information from complaints submitted to the HMO Help Center, Health Plan reporting, medical audits and surveys or any other source that indicates Provider may be delaying referrals or authorizations or failing to meet access standards for basic health care services based on financial considerations.
IV. OBLIGATIONS OF MEDICAL GROUP & HEALTH PLAN
4.1	Corrective Action Plans. Provider and Health Plan shall comply with the DMHC’s Corrective Action Plan (“CAP”) process as set forth below.
(a)	Beginning with the financial survey submission filed for the third quarter of calendar year 2005, in the event Provider has deficiencies in any of the Grading Criteria, it shall simultaneously submit a self-initiated CAP proposal, in an electronic format developed by the DMHC, to the DMHC and Health Plan that meets the following requirements:
(i)	Identifies the Grading Criteria that Provider has failed to meet;

(ii)	Identifies the amount by which Provider has failed to meet the Grading Criteria;

(iii)	Identifies Health Plan and other Contracted Plans, including the identification of the name, title, telephone and facsimile numbers, and postal and e-mail addresses for the person responsible at Health Plan and each Contracted Plan for monitoring compliance with the CAP;

Initials of authorized
representative of Provider: